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                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Atlantic Pharmaceuticals, Inc.:



    We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



    Our report dated March 11, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited capital resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                          /s/ KPMG PEAT MARWICK LLP


Raleigh, North Carolina
October 24, 1997